UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): September 25, 2012

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong, China 262714

(Address of principal executive offices and zip code)

+86 (536) 567-0008

 (Registrant's telephone number including area code)

 (Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2012, Shouguang Yuxin Chemical Industry Co., Ltd., a wholly-owned subsidiary of Gulf Resources Inc. (the “Company”), entered into a Commercial Property Purchase Agreement (the “Agreement”) with Shandong Shouguang Vegetable Seed Industry Group Co., Ltd. , a PRC company (the “Seller”), for the purchase of commercial buildings occupying 5,195.87 square meters (or the equivalent of buildings occupying approximately 55,928 square feet) located at North Huaigao Road, Luocheng Sub-district Office in Shouguang City, Shandong Province, P.R.C to replace the old leased office located at No. 99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong Province, P.R.C.

The Seller is an affiliate of Mr. Ming Yang, the Company’s Chairman.  The Company’s Board of Directors concluded that the transaction was on terms at least as favorable to the Company as those that could be obtained from nonaffiliated third parties.

The purchase price was approximately RMB36.37 million (equal to approximately US$5.76 million) in cash. The source of the cash used for the purchase was from working capital of the Company.  The Company intends to use the property as its new office headquarters.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Agreement or the transaction contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the English translation of the Agreement attached hereto as Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	English Translation of Commercial Property Purchase Agreement dated September 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: October 1, 2012

Exhibit Index

Exhibit Number	Description

10.1	English Translation of Commercial Property Purchase Agreement dated September 25, 2012.